Exhibit 1

GMO SERIES TRUST

CERTIFICATE OF CLERK

I, Jason Harrison, hereby certify that I am the duly elected and acting Clerk of GMO Series Trust, a Massachusetts business trust (the “Trust”), and do hereby further certify as follows:

1. Attached hereto as Exhibit A is a true and correct copy of resolutions from the meeting of the Board of Trustees of the Trust (the “Board”) held September 18, 2014 (the “Meeting”). The resolutions were duly adopted by the Board at the Meeting. Such resolutions have not been modified or rescinded since their adoption and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of June, 2015.

By:	/s/ Jason Harrison
Name:	Jason Harrison
Title:	Clerk

Exhibit A

Resolutions of the Board – September 18, 2014

Authorization of Power of Attorney

VOTED:	That Jason Harrison is authorized to sign for Sheppard N. Burnett, in his name and in the capacity of President, Chief Executive Officer and Principal Executive Officer, on behalf of the Trust, the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission and any and all amendments thereto, pursuant to a power of attorney executed by Mr. Burnett.

VOTED:	That Jason Harrison is authorized to sign for Carly Condron, in her name and in the capacity of Treasurer, Chief Financial Officer and Principal Financial and Accounting Officer, on behalf of the Trust, the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission and any and all amendments thereto, pursuant to a power of attorney executed by Ms. Condron.